Exhibit 99.1

ARCADE ACQUISITION CORP. ENTERS INTO DEFINITIVE AGREEMENTS TO PURCHASE TEN CONTAINER VESSELS FOR A TOTAL CONSIDERATION OF $262 MILLION

September 22, 2008 — New York, NY — Arcade Acquisition Corp. (OTC Bulletin Board: ACDQU; ACDQ; ACDQW) announced today that it has entered into a series of agreements pursuant to which it has agreed to acquire ten (10) feeder service containerships (with a total capacity of 21,135 TEU) for an aggregate purchase price of $261.7 million (the “Acquisition”). Six of the ten vessels will be purchased from Palmosa Shipping Corp. (“Palmosa”) in exchange for common stock and the repayment of debt and four will be acquired from companies whose ships are managed by Tsakos Shipping & Trading S.A. (“TST”) for a combination of cash and common stock.

In order to effect the Acquisition, Arcade and its newly-formed Marshall Islands subsidiary, Conbulk Corporation (“Conbulk” or the “Company”), will enter into an agreement and plan of merger (the “Merger Agreement”) pursuant to which Arcade will merge with and into Conbulk with Conbulk being the surviving entity (the “Redomiciliation Merger”). Conbulk will be the only U.S.-listed public container company focusing on providing feeder service and operating smaller vessels which accommodate regional trade flows around the world. Conbulk intends to apply for listing on the NASDAQ Global Market either upon the closing or shortly thereafter.

Conbulk has approximately three years remaining on its time charters, and anticipates generating approximately $60.3 million in revenue and $38.2 million in EBITDA in its first full year of operations, which represents a purchase price multiple of 6.85x the first year’s EBITDA.

The Acquisition, which will take place pursuant to a series of closings, will be financed by the issuance of approximately 9.7 million shares of Conbulk common stock ($76.1 million) to be issued to designees of Palmosa and TST (based on a stock price of $7.88), approximately $68.0 million of cash held in Arcade’s trust account, and borrowings of $126.4 million from an expected $200.0 million credit facility.  All of the consideration paid to Palmosa will be in stock.  On a primary basis following the final closing, 47.9% of the Company will be owned by designees of Palmosa and TST, 9.3% by the Arcade sponsors and 42.8% by the public.  The agreement also includes an earn-out incentive to Conbulk Management Ltd. (“Conbulk Management”), a Marshall Islands company jointly owned and controlled by Palmosa and Tsakos interests that will provide commercial and technical management services to the Company’s fleet after the Acquisition, of up to 3,500,000 additional shares should the Company achieve targeted EBITDA of $50-58 million and $70-78 million in the 2nd and 3rd years of operations, respectively.

Jonathan Furer, Arcade’s Chief Executive Officer, stated “The partnership brings together highly experienced management teams from the Dalakouras family and TST that have a long and established track record in international shipping. Palmosa is led by Dimitris Dalakouras, a member of the Dalakouras family which has acquired over 110 vessels in its 40 year history in the shipping industry. The Tsakos family is a leader in the global shipping industry with expertise in international tanker, dry bulk and container shipping. We intend to capitalize on the successful track record of Arcade management  in private equity and the SPAC market, including the IPO and subsequent business combination for Stone Arcade Acquisition Corp., now KapStone Paper and Packaging Corp. (NASDAQ:KPPC).” KapStone is a leading North American producer of kraft paper, linerboard and saturating kraft paper and recently completed the $475 million acquisition of the Charleston Kraft Business from MeadWestvaco.

Michael Jolliffe will become Conbulk’s non-executive Chairman. Mr. Jolliffe is currently Non-Executive Deputy Chairman of Tsakos Energy Navigation (NYSE:TNP) and Non-Executive Chairman of StealthGas (NASDAQ:GASS). Dimitris Dalakouras of Palmosa will be the Chief Executive Officer, Maria Tsakos will be President, George Bamiotis, co-owner of Palmosa will be the Chief Operating Officer, and Stefanos Kardamakis will be the Chief Financial Officer. In addition, Jonathan Furer and John Chapman, Arcade’s Chief Financial Officer, along with Dimitris Potamitis and Frans Malmros, will serve on Conbulk’s nine-member Board of Directors.

Upon the final closing of the Acquisition, Conbulk will own and operate 10 feeder service container vessels which are chartered out to large container liner operators under time charter contracts with an average remaining term of three years. The Company will be focused on smaller and more versatile containerships (under 4,000 TEU) providing feeder service worldwide. Nine out of the 10 vessels are chartered out to two of the three  largest container liner companies (MSC and CMA CGM wholly-owned subsidiary, Cheng Lie Navigation), while the tenth vessel is chartered to CCNI, a large cargo transportation operator based in Chile. These vessels will run charter routes in Europe, North and South America, the Caribbean, the Middle East, Africa/ India, Australia and across eastern Asia.

The Palmosa and TST designees and Arcade’s founding stockholders have opted to defer a portion of their dividends in the first year in order to offer to public investors an initial special dividend rate of $0.22 per share, implying a dividend yield of 11.2% based on a share price of $7.88. In line with management’s growth strategy for the Company, the targeted dividend rate for subsequent years is expected to be approximately $0.16 per share, or 8.1% per annum based on a share price of $7.88. Conbulk intends to pay dividends, on a quarterly basis, beginning with the first quarter following the closing.

Global demand has driven significant growth of container use and consequently container shipping over the past 10 years. Conbulk’s management believes that container shipping, especially the feeder segment, is under-represented in the public markets. None of the three current U.S. public container companies focuses on smaller vessels providing feeder service. Feeder service is essential to international trade as it provides service to both short and long routes that lack the volume demand to warrant service from larger vessels. Feeder vessels have access to smaller ports, straits and waterways that cannot be accessed by larger vessels and support growth of developing countries by providing regular services from and between local developing ports and large hub ports. Furthermore, according to industry sources, the new vessel order book for small containerships (1,000-4,000 TEU) stands only at 22% of the current worldwide fleet as compared to 175% for larger containerships (over 7,500 TEU).

The Company will continue to target vessels of 1,000 to 4,000 TEU and anticipates acquiring up to eight additional vessels by early 2011 through its acquisition program.  Management believes that rising containership demand and the thin order book for smaller containerships will create conditions to support market prices and charter rates for smaller containerships in the coming years.

Commenting on the transaction, Mr. Dalakouras stated: “We are particularly excited with the partnership, and we are looking forward to presenting this transaction to Arcade’s stockholders for their approval.  We believe this transaction offers the Arcade stockholders a favorable multiple and an attractive dividend rate. Our plans are to grow by taking advantage of the positive fundamentals of the feeder segment of the containership market, which we believe will enable us to enhance stockholder value. Following completion of the Acquisition, and assuming no redemptions, our net debt to enterprise value will be approximately 41%, below the level of our public peers. With the potential funds from warrant exercises, access to bank financing and by borrowing closer to industry levels, we expect to have the necessary funds to execute our fleet expansion plans. Conbulk’s strategy is to seek strong and predictable cash flows based on medium to long-term time charters with first class charterers, enabling us to implement an attractive and sustainable dividend policy without compromising our growth potential.”

Fleet Overview:

Below is a profile, including employment details, of the 10 vessels to be acquired by Conbulk in the Acquisition:

Vessel Name	Year Built	Capacity (TEU)	Gross Hire Rate	Time Charter Expiry
MSC Zanzibar	1985	1,930	12,200	Jan-10
MSC Bali	1980	2,800	15,300	Jun-11
KUO Fu	1995	1,370	14,800	Mar-11
KUO Tai	1995	1,370	14,800	Mar-11
KUO Hung	1997	1,370	14,800	May-11
KUO Lung	1998	1,370	14,800	Feb-11
MSC Sardinia	1986	3,075	24,000	Dec-12
MSC Brazilia	1986	3,075	24,000	Jan-13
MSC London	1986	3,075	24,000	Feb-13
CCNI Mejillones	1995	1,700	16,900	Aug-10
Total/Average		21,135

As required under Arcade’s Amended and Restated Certificate of Incorporation, Arcade will hold a special meeting of its stockholders to vote on the Redomiciliation Merger and the Acquisition (collectively, the “Business Combination”).  Approval of the Redomiciliation Merger will require the affirmative vote of a majority of the outstanding shares of Arcade.  Approval of the Acquisition will require (i) the affirmative vote of a majority of the shares issued in Arcade’s initial public offering that are voted at the meeting; and (ii) public stockholders owning less than 30% of the total number of shares sold in Arcade’s initial public offering properly exercising their redemption rights.   The transaction agreements require that the initial closing occur on or prior to January 30, 2009.

Morgan Joseph & Co. Inc. is serving as exclusive financial advisor to Palmosa and was the book running manager of Arcade’s initial public offering. Loeb & Loeb LLP is serving as legal counsel to Arcade and Seward & Kissel, LLP is serving as legal counsel to Palmosa. Burke & Parsons acted as maritime counsel to Arcade.

Arcade will also file a Report on Form 8-K disclosing further details on the Business Combination, including copies of certain of the definitive agreements.

Management will hold a conference call on September 23, 2008 at 11:00 EDT to discuss the Acquisition.

Conference Call Details

Participants should dial into the call 10 minutes before the scheduled time using the following numbers: 1 866 819 7111 (from the US), 0800 953 0329 (from the UK) or +44 1452 542 301 (from outside the US). Please quote “Arcade” to the operator.

A telephonic replay of the conference call will be available until September 29, 2008 by dialing 1866 247 4222 (from the US), 0800 953 1533 (from the UK) or +44 1452 550 000 (from outside the US). Access Code: 65596614#.

About Arcade Acquisition Corp.

Arcade Acquisition  Corp.(OTC Bulletin: ACDQU) is a blank check company formed for the purpose of acquiring through a merger, stock exchange, asset acquisition or  other similar business combination, an unidentified operating business and is the second SPAC to be sponsored by, John Chapman, Jonathan Furer and Muhit Rahman, the founders of Arcade Partners, LLC. Arcade completed its initial public offering of 8.625 million units at $8.00 per unit on May 22, 2007, generating gross proceeds of approximately $69 million dollars.  Arcade’s public filings are available at www.sec.gov.

For Further Information please contact:

Arcade Acquisition Corp.

John Chapman

Executive Officer

Tel: (860) 236-6320

E-mail: jchapman@arcadepartners.com

Investor Relations / Media:

Capital Link, Inc.

Ramnique Grewal

Vice President

230 Park Avenue Suite 1536

New York, NY 10169

Tel. (212) 661-7566

E-mail: arcarde@capitallink.com

Forward Looking Statement

This press release contains forward-looking statements (as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) about Arcade, Conbulk, and Palmosa.  Forward-looking statements are statements that are not historical facts.  Such forward-looking statements, based upon the current beliefs and expectations of Arcade’s and Palmosa’s management, are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements.  The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: future operating or financial results; uncertainties regarding the strength of the future growth of the international containership industry; uncertainties regarding the availability of ships to acquire or the useful lives of the ships in the Company’s fleet; the availability of cash to pay dividends, the ability to meet debt obligations or obtain additional financing to fund operations and/or acquisitions, the ability to obtain future charters on favorable terms; general market conditions and shipping industry trends, including charter rates and factors affecting supply and demand; changes in governmental and classification societies’ rules and regulations or actions taken by regulatory authorities; risks incident to vessel operation, including discharge of pollutants and vessel collisions; unanticipated changes in laws and regulations; changing interpretations of generally accepted accounting principles; and general economic conditions, as well as other relevant risks detailed in Arcades’ filings with the Securities and Exchange Commission, including its report on form 10-K for the period ended December 31, 2007, or to be detailed in the joint proxy statement/prospectus that will be filed to solicit stockholder approval of the Acquisition.  The information set forth herein should be read in light of such risks.  Neither Arcade, nor Conbulk assumes any obligation to update the information contained in this presentation.

IMPORTANT NOTICES

Arcade Acquisition Corp. and its directors and executive officers may be deemed to be participants in the solicitation of proxies for the special meeting of Arcade’s stockholders to be held to approve the transaction described in this press release.  Stockholders of Arcade and other interested persons are strongly urged to read, when available, Arcade’s preliminary proxy statement and definitive proxy statement in connection with Arcade’s solicitation of proxies of the special meeting because these proxy statements will contain important information.

Such persons are also advised to read Arcade’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, filed on March 5, 2008, for a description of the security holdings of the company’s officers and directors and their respective interests should the Business Combination be consummated.

The definitive proxy statement will be mailed to stockholders as of a record date to be established for the voting on the Business Combination.  Stockholders will also be able to obtain a copy of the definitive proxy statement, without charge, be directing a request to:

Arcade Acquisition Corp.
62 La Salle Road, Suite 304
West Hartford, CT 06107

The preliminary proxy statement and definitive proxy statement, once available, and the Annual Report on Form 10-K can also be obtained, without charge, at the Securities and Exchange Commission’s internet site at www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there by any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful under the securities laws of such jurisdiction.